UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 4, 2015

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 4, 2015, ChromaDex Corporation, a Delaware corporation (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain existing stockholders pursuant to which the Company agreed to sell in a registered direct offering a total of 200,000 units (the “Units”) at a purchase price of $10.00 per Unit, with each Unit consisting of eight shares of the Company’s common stock, par value of $0.001 per share (“Common Stock”), and a warrant (the “Warrants”) to purchase four shares of Common Stock (the “Warrant Shares”).  The Common Stock and the Warrants are immediately separable and will be issued separately.  The Company has not engaged an underwriter or placement agent in connection with this offering.

Each Warrant will have an exercise price of $1.50 per share, will be exercisable immediately after the date of issuance and will expire three years from the date on which it is initially exercisable. The holder may exercise, in whole or in part, the Warrants on a cash basis. The Warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the Warrants based on stock dividends, stock splits and similar corporate actions.   The Company is prohibited from effecting the exercise of a holder’s Warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.

The offering is expected to close on or about November 9, 2015, subject to the satisfaction of customary closing conditions contained in the Purchase Agreements. The Purchase Agreements also contain customary representations, warranties and agreements by us and the purchasers, indemnification obligations for us, other obligations of the parties and termination provisions.

The offering is being made pursuant to a prospectus supplement dated November 4, 2015 and an accompanying prospectus dated May 8, 2015 pursuant to our shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on May 8, 2015 and became effective on June 5, 2015 (File No. 333-203204).

The foregoing is only a summary of the material terms of the Purchase Agreements and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Purchase Agreement and the form of Warrant, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.  The Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

A copy of the opinion of Sichenzia Ross Friedman Ference LLP relating to the validity of the issuance and sale of the Units, Common Stock, Warrants and Warrant Shares in the offering is attached as Exhibit 5.01 hereto.

A copy of the press release announcing the registered direct public offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.01	Opinion of Sichenzia Ross Friedman Ference LLP

10.01	Form of Securities Purchase Agreement

10.02	Form of Warrant

99.01	Press Release, issued November 5, 2015

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 5, 2015
CHROMADEX CORPORATION By: /s/ Frank L. Jaksch Jr. Name: Frank L. Jaksch Jr. Title: Chief Executive Officer